Exhibit 99.1

Oracle Buys Responsys

Creates the World’s Largest Modern Marketing Cloud by Adding Leading B2C Marketing Orchestration Platform

Redwood Shores, Calif. – December 20, 2013

Oracle today announced that it has entered into an agreement to acquire Responsys, Inc. (NASDAQ: MKTG), the leading provider of enterprise-scale cloud-based B2C marketing software, for $27.00 per share in cash or approximately $1.5 billion, net of Responsys’ cash. Responsys is used by the most respected B2C brands across the globe to orchestrate marketing interactions across email, mobile, social, display and the web, at massive scale.

The addition of Responsys extends Oracle’s Customer Experience Cloud, which includes Commerce, Sales, Service, Social and the Oracle Marketing Cloud. By bringing together Responsys and Oracle Eloqua in the Marketing Cloud, for the first time CMOs that support industries with B2C or B2B business models will be equipped to drive exceptional customer experiences across marketing interactions and throughout the customer lifecycle from a single platform.

The Board of Directors of Responsys has unanimously approved the transaction. The transaction is expected to close in the first half of 2014, subject to Responsys stockholders tendering a majority of Responsys’ outstanding shares and vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions.

“Recognizing the unique needs of the CMO in B2B and B2C industries, the Oracle Marketing Cloud is now the only platform to unite enterprise-class leaders in these historically distinct marketing-automation fields,” said Mark Hurd, President, Oracle. “Our strategy of combining the leaders across complementary technologies signifies Oracle’s overwhelming commitment to winning and serving the CMO better than any other software company in the world.”

“Responsys has always been focused on helping marketers realize their largest opportunity - coordinating their marketing touch points across channels, across the customer lifecycle, and across industries, and as a part of Oracle, we will only accelerate our efforts,” said Dan Springer, CEO, Responsys. “Oracle not only shares our vision, but is the proven leader in bringing together best-in-class technologies and companies to realize the largest enterprise opportunities. We couldn’t be more excited about what this means for our customers and employees.”

“Oracle customers will benefit from continued R&D investment across the Responsys and Eloqua platforms, ensuring that CMOs in all industries are armed with a best-in-class solution,” said Thomas Kurian, Executive Vice President, Oracle Development. “When combined with the full Oracle Customer Experience Cloud, for the first time, companies will be empowered to orchestrate individualized experiences that extend from Marketing, to Commerce, to Sales, to Service, to Support.”

More information about this announcement is available at http://www.oracle.com/responsys

About Oracle

Oracle engineers hardware and software to work together in the cloud and in your data center. For more information about Oracle (NYSE:ORCL), visit www.oracle.com.

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Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and Responsys, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of Responsys, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or Responsys, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or Responsys may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or Responsys.

In addition, please refer to the documents that Oracle and Responsys, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and Responsys’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor Responsys is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing Responsys product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of Responsys’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by Responsys or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Responsys. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Responsys, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and Responsys will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of Responsys are urged to read these documents when they become available because they will contain important information that holders of Responsys securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Responsys at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and Responsys file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or Responsys at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and Responsys’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Contact Info

Deborah Hellinger Oracle Corporate Communications +1.212. 508.7935 deborah.hellinger@oracle.com	Ken Bond Oracle Investor Relations +1.650.607.0349 ken.bond@oracle.com